UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	January 19, 2022

 SCHOLASTIC CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware		000-19860	13-3385513
(State or Other Jurisdiction of Incorporation)		(Commission File Number)	(IRS Employer Identification No.)
557 Broadway,
New York,	New York		10012
(Address of Principal Executive Offices)			(Zip Code)
(212) 343-6100
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01	SCHL	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐    Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 8.01 - Other Information

Scholastic Corporation (the “Company”) entered into a share repurchase agreement dated as of January 12, 2022 (the “Repurchase Agreement"), to purchase shares of its common stock, par value $0.01 per share ("Common Shares"), from the Estate of M. Richard Robinson, Jr. (the “Estate”) in a private transaction. Pursuant to the Repurchase Agreement, the Company purchased 300,000 Common Shares on January 19, 2022 at a price of $40.64794 per share from the Estate, representing an aggregate purchase price of $12,194,382. The price per share paid represented a 4.2% discount to the closing price of the stock ($42.43) on the date of execution of the Repurchase Agreement. The Estate holds certain Common Shares, as well as the shares of Class A Stock, of the Company previously owned by the late M. Richard Robinson, Jr., the Company’s former Chairman of the Board and Chief Executive Officer.

Iole Lucchese, Chair of the Board of Directors of the Company (the “Board”) and Executive Vice President, Chief Strategy Officer of the Company and President of Scholastic Entertainment, and Andrew S. Hedden, Executive Vice President and General Counsel of the Company, are the Preliminary Co-Executors of the Estate.

The Board (without Ms. Lucchese's participation) reviewed and approved the transaction upon the recommendation of the Company's Audit Committee (the "Committee"), which consists entirely of independent directors with no financial interests in the transaction. In approving the transaction, the Committee, assisted by outside counsel and an independent financial advisory firm, evaluated the transaction and considered a variety of factors including: (i) the Company's capacity to execute the transaction under its existing share repurchase program; (ii) the limited amount of Common Shares that the Company has been able to repurchase subject to the Rule 10b-18 safe harbor guidelines since it recently restarted purchases under its share repurchase program; (iii) the Company's current share repurchase goals; (iv) the Company's available cash position; (v) the Company's desire to reverse the impact of dilutive issuances of Common Shares under its compensatory programs; (vi) the ability to execute the transaction without the need for the Company to pay brokerage fees on the shares to be repurchased; (vii) the information obtained from the independent financial adviser selected by the Committee; and (viii) the material terms of an indicative offer made to the Estate for a purchase of the shares by an independent third party financial institution.

The amount of Common Shares repurchased by the Company represents less than 1.0% of the Company’s issued and outstanding Common Shares, and the repurchase was made pursuant to the Company’s current share repurchase program as previously approved by the Board. Following such repurchase, approximately $50.148 million remains available under the current Board authorization for further repurchases, from time to time as conditions allow, on the open market or through negotiated private transactions. Including the Common Shares repurchased from the Estate in the transaction reported today, the total amount of shares repurchased by the Company fiscal-year-to-date is 434,579.

The Estate has advised the Company that it will be applying a substantial portion of the proceeds of the sale to repay certain obligations of Mr. Robinson which have become obligations of the Estate, including an outstanding secured margin loan for which certain Common Shares held by the Estate were collateral and certain mortgage indebtedness.

Item 9.01 - Financial Statements and Exhibits

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	The following exhibits are filed as part of this report:

	104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHOLASTIC CORPORATION

Date: January 20, 2022	By:	/s/ Kenneth J. Cleary
	Name:	Kenneth J. Cleary
	Title:	Chief Financial Officer